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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 1-2982

                       Ancor Communications, Incorporated
             (Exact name of registrant as specified in its charter)

                            6321 Bury Drive, Suite 13
                       Eden Prairie, Minnesota 55346-1739
                                 (952) 932-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)   [X]
       Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]

     Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ancor Communications, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 2, 2000                      ANCOR COMMUNICATIONS, INCORPORATED


                                          By:    /s/ Steven E. Snyder
                                             -----------------------------------
                                             Its:  Chief Financial Officer
                                                 -------------------------------